Exhibit 2.3

CRUDE CARRIERS CORP.
as Borrower

- and -

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders

- and -

NORDEA BANK FINLAND PLC, LONDON BRANCH
as Lead Arranger

- and -

NORDEA BANK FINLAND PLC, LONDON BRANCH
as Bookrunner, as Agent
and as Security Trustee

________________________________

LOAN AGREEMENT
as amended and restated by an
Amending and Restating Agreement
dated                             2010
________________________________

relating to
a US$190,000,000 facility
to finance the acquisition of
crude oil carriers and
a US$10,000,000 facility
for working capital and
other general corporate purposes

INDEX

Clause		Page
1	INTERPRETATION	1
2	FACILITY	15
3	POSITION OF THE LENDERS	15
4	DRAWDOWN	16
5	INTEREST	17
6	INTEREST PERIODS	19
7	DEFAULT INTEREST	20
8	REPAYMENT, PREPAYMENT AND CONVERSION TO TERM LOAN FACILITY	21
9	CONDITIONS PRECEDENT	23
10	REPRESENTATIONS AND WARRANTIES	24
11	GENERAL UNDERTAKINGS	26
12	CORPORATE UNDERTAKINGS	30
13	INSURANCE	31
14	SHIP COVENANTS	35
15	SECURITY COVER	39
16	PAYMENTS AND CALCULATIONS	40
17	APPLICATION OF RECEIPTS	42
18	APPLICATION OF EARNINGS	43
19	EVENTS OF DEFAULT	43
20	FEES AND EXPENSES	48
21	INDEMNITIES	49
22	NO SET-OFF OR TAX DEDUCTION	51
23	ILLEGALITY, ETC	51
24	INCREASED COSTS	52
25	SET-OFF	53
26	TRANSFERS AND CHANGES IN LENDING OFFICES	54

27	VARIATIONS AND WAIVERS	58
28	NOTICES	58
29	SUPPLEMENTAL	60
30	LAW AND JURISDICTION	61
SCHEDULE 1 LENDERS AND COMMITMENTS		62
SCHEDULE 2 DRAWDOWN NOTICE		63
SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS		64
SCHEDULE 4 TRANSFER CERTIFICATE		68
SCHEDULE 5 FORM OF COMPLIANCE CERTIFICATE		72
SCHEDULE 6 MANDATORY COST FORMULA		73
EXECUTION PAGE		75

THIS AGREEMENT is made as of 22 April 2010 as amended and restated by an Amending and Restating Agreement dated                                2010

BETWEEN

(1)
CRUDE CARRIERS CORP., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Borrower”);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	NORDEA BANK FINLAND PLC, LONDON BRANCH, as Lead Arranger;

(4)	NORDEA BANK FINLAND PLC, LONDON BRANCH, as Agent; and

(5)	NORDEA BANK FINLAND PLC, LONDON BRANCH, as Security Trustee.

BACKGROUND

(A)
By a loan agreement dated 22 April 2010 and made between the Borrower, the Lenders, the Lead Arranger, the Bookrunner, the Agent and the Security Trustee, the Lenders agreed to make available to the Borrower:

(i)	an acquisition facility of up to $140,000,000 for the purpose of financing up to 100 per cent. of the purchase price of each Acquired Ship; and

(ii)	a working capital facility of up to $10,000,000 for working capital and other general corporate purposes.

(B)	By the Amending and Restating Agreement, the Lenders have agreed to certain amendments to the loan agreement and the other Finance Documents.

(C)	This agreement sets out the terms and conditions of the loan agreement as amended and restated by the Amending and Restating Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Account Security Deed” means, in relation to an Earnings Account, a deed creating security in respect of that Earnings Account and in the case of the deeds executed by:

(a)	Amoureux Carriers Corp., Cooper Consultants Co. and Alexander the Great Carriers Corp., dated 2 June 2010;

(b)	Aias Carriers Corp., dated 4 June 2010; and

(c)	Achilleas Carriers Corp., dated 25 June 2010,

each as amended and supplemented by the Amending and Restating Agreement;

“Acquired Ships”  means:

(a)	m.v. “AIAS” (ex “WALTZ”) registered in the name of Aias Carriers Corp. (one of the Guarantors) under the flag of Liberia;

(b)	m.v. “ACHILLEAS” registered in the name of Achilleas Carriers Corp. (one of the Guarantors) under the flag of Liberia; and

(c)
each other ship owned or to be owned by a wholly owned direct or indirect subsidiary of the Borrower, registered or to be registered on an Approved Flag and the purchase of which is financed or to be financed under this Agreement;

“Acquisition Facility”  means a portion of the Total Commitments not exceeding $190,000,000 (as that amount may be reduced, cancelled or terminated in accordance with this Agreement) which is to be used by the Borrower for the purpose set out in Recital (A)(i);

“Advance” means the principal amount of each borrowing by the Borrower under this Agreement;

“Affected Lender” has the meaning given in Clause 5.7;

“Agency and Trust Deed”  means the agency and trust deed dated 22 April 2010 and made between the same parties as are party to this Agreement and as amended and supplemented by the Amending and Restating Agreement;

“Agent”  means Nordea Bank Finland Plc, London Branch, acting in such capacity through its office at 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB, or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Agreed Form”  means in relation to any document, that document in the form approved in writing by the Agent or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

“Amending and Restating Agreement” means the amending and restating agreement dated                             2010 and made between the Borrower, the Guarantors, the Lenders, the Lead Arranger, the Bookrunner, the Agent and the Security Trustee;

“Approved Brokers” means:

(a)	R.S. Platou Shipbrokers a.s.;

(b)	Fearnleys AS;

(c)	Pareto Shipbrokers AS;

(d)	Braemar Shipping Services Plc;

(e)	Arrow Valuations;

(f)	Clarksons Plc; and

(g)	any other independent sale and purchase shipbroker which the Agent (with the authorisation of the Majority Lenders and the agreement of the Borrower) has approved or selected,

and, in the singular, means any of them;

“Approved Flag” means Greece, Liberia, Marshall Islands, Panama or any other flag acceptable to the Agent, acting with the authorisation of the Majority Lenders;

“Approved Manager”  means, in relation to a Ship, Capital Ship Management Corp., a company incorporated in the Republic of Panama whose registered office is at Hong Kong Bank Building, 6th floor, Samuel Lewis Avenue, Panama, Republic of Panama or any other company which the Agent may, with the authorisation of the Majority Lenders (such authorisation not to be unreasonably withheld or delayed), approve from time to time as the technical and commercial manager of that Ship;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	the Maturity Date (or such later date as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower); or

(b)	if earlier, the date on which the Total Commitments are fully cancelled or terminated;

“Business Day” means a day on which banks are open in Athens and London and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Charter Assignment”  means, in relation to a time charter as referred to in Clause 14.16, a first priority assignment in the Agreed Form (or, in the case of a time charter governed by any law other than English law, in the form reasonably required by the Agent) by the Guarantor owning the Ship to which that time charter relates in favour of the Security Trustee of that time charter and any supporting guarantee in relation to that time charter;

“Commitment”  means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Contractual Currency” has the meaning given in Clause 21.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Creditor Party” means any Lead Arranger, the Agent, the Security Trustee or any Lender, whether as at the date of this Agreement or at any later time;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Guarantor owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b);

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to that Guarantor or the Security Trustee in the event of requisition of that Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)
if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account”  means, in relation to a Ship, an account in the name of the Guarantor owning that Ship with the Agent in London designated with that Ship’s name and “Earnings Account”, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Earnings Account for that Ship for the purposes of this Agreement;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means, in relation to a Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship and/or the Guarantor owning that Ship and/or any operator and/or any manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Guarantor owning that Ship and/or any operator and/or any manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law”  means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material”  means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Fee Letter” means the letter or letters signed or to be signed by the Borrower and Nordea Bank Finland Plc, London Branch setting out fees in relation to this Agreement;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Fee Letter(s);

(c)	the Agency and Trust Deed;

(d)	the Guarantees;

(e)	the Mortgages;

(f)	the Charter Assignments (if any);

(g)	the General Assignments;

(h)	the Account Security Deeds;

(i)	the Shares Pledges; and

(j)
any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“GAAP” means generally accepted accounting principles in the United States of America;

“General Assignment”  means, in relation to a Ship, a general assignment by the Guarantor owning that Ship in favour of the Security Trustee of the Earnings of that Ship, the Insurances of that Ship and any Requisition Compensation in relation to that Ship and in the case of:

(a)	the Initial Ships, each dated 2 June 2010 and as amended and supplemented by the Amending and Restating Agreement;

(b)	m.v. “AIAS” (ex “WALTZ”), dated 4 June 2010 and as amended and supplemented by the Amending and Restating Agreement;

(c)	m.v. “ACHILLEAS”, dated 25 June 2010 and as amended and supplemented by the Amending and Restating Agreement; and

(d)	any other Ship, in the Agreed Form;

“Group” means the Borrower and its subsidiaries (whether direct or indirect) from time to time during the Security Period;

“Guarantee”  means, in relation to a Guarantor, a guarantee executed or to be executed by the Guarantor in favour of the Security Trustee in respect of the liabilities of the Borrower under this Agreement and the other Finance Documents and in relation to:

(a)
the guarantees provided by Cooper Consultants Co., Amoureux Carriers Corp., and Alexander the Great Carriers Corp., each dated 1 June 2010 and as amended and supplemented by the Amending and Restating Agreement;

(b)	the guarantee provided by Aias Carriers Corp., dated 4 June 2010 and as amended and supplemented by the Amending and Restating Agreement;

(c)	the guarantee provided by Achilleas Carriers Corp., dated 25 June 2010 and as amended and supplemented by the Amending and Restating Agreement; and

(d)	any other Guarantor, a guarantee in the Agreed Form;

“Guarantor” means a company or corporation incorporated in a jurisdiction acceptable to the Lenders, which is a wholly owned direct subsidiary of the Shareholder and which owns or will own a Ship;

“Initial Ships” means:

(a)	m.v. “MILTIADIS M II” registered in the name of Cooper Consultants Co. (one of the Guarantors) under the flag of Liberia;

(b)	m.v. “AMOUREUX” (ex “TANGO”) registered in the name of, Amoureux Carriers Corp. (one of the Guarantors) under the flag of Liberia; and

(c)	m.v. “ALEXANDER THE GREAT” registered in the name of Alexander the Great Carriers Corp. (one of the Guarantors) under the flag of Liberia,

and, in the singular, means any of them;

“Insurances” means, in relation to a Ship:

(a)
all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of that Ship, its Earnings or otherwise in relation to that Ship whether before, on or after the date of this Agreement; and

(b)
all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

“Interest Period”  means a period determined in accordance with Clause 6;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code”  means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lead Arrangers”  means:

(a)	Nordea Bank Finland Plc, London Branch, acting in such capacity through its office at 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB; and

(b)	any other Lender notified by the Agent to the Borrower as being a lead arranger under this Agreement,

and, in the singular, means any of them;

“Lender”  means a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) or its transferee, successor or assign;

“LIBOR” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for that period, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to 4 decimal places) of the rates, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market, as of 11 a.m. (London time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period comparable to that period;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible exceeds $3,000,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before an Advance has been made, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and

(b)	after an Advance has been made, Lenders whose Contributions total 66.66 per cent. of the Loan,

Provided that if there are only 2 Lenders, Majority Lenders shall mean both Lenders during the period there are only 2 Lenders.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 6;

“Margin” means:

(a)	in relation to any Advance made pursuant to the Acquisition Facility or the Working Capital Facility, 3 per cent. per annum; and

(b)	in relation to any Advance converted into an Advance under the Term Loan Facility, 3.25 per cent. per annum;

“Marinakis Family”  means Mr Evangelos Marinakis, his spouse, his direct lineal descendants, the personal estate of any of the aforementioned persons and any trust created for the benefit of one or more of the aforementioned persons and their estates;

“Material Adverse Effect” means a material adverse effect:

(a)	on any of the rights or remedies of he Creditor Parties (or any of them) under the Finance Documents (or any of them) or the general law in relation to the Finance Documents (or any of them);

(b)	on the discharge and performance by the Borrower or any Security Party of an of its liabilities and obligations under the Finance Documents (or any of them);

(c)	with respect to this Agreement or any other Finance Document; or

(d)	on the property, assets, nature of assets, operations, liabilities, condition or prospects (financial or otherwise) of the Borrower or any Security Party;

“Maturity Date” means 31 March 2015;

“Mortgage” means in relation to:

(a)	the Initial Ships, a first preferred Liberian Ship mortgage on each Ship, each dated 1 June 2010 and as amended and supplemented by the relevant Mortgage Addendum;

(b)	m.v. “AIAS” (ex “WALTZ”), a first preferred Liberian Ship mortgage dated 4 June 2010 as amended and supplemented by the relevant Mortgage Addendum;

(c)	m.v. “ACHILLEAS”, a first preferred Liberian Ship mortgage dated 25 June 2010 as amended and supplemented by the relevant Mortgage Addendum; and

(d)	any other Ship, the first priority/preferred ship mortgage on that Ship governed by the law of the flag of that Ship (together with, if applicable, a collateral deed of covenant) in the Agreed Form;

“Mortgage Addendum”  means, in relation to the Mortgage in respect of each of the Initial Ships, m.v. “AIAS” and m.v. “ACHILLEAS”, the amendment to such Mortgage in the Agreed Form and in the plural means all of them;

“Negotiation Period” has the meaning given in Clause 5.10;

“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

“Payment Currency” has the meaning given in Clause 21.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to any Ship not prohibited by this Agreement;

(e)
liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of any Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Guarantor owning that Ship in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.12(g);

(f)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the Borrower or (as the case may be) the relevant Security Party is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)
any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default”  means an event or circumstance which, with the giving of any notice, the lapse of time, a reasonable determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Purchase Contract”  means, in relation to an Acquired Ship, the agreement in respect of the sale of that Acquired Ship made or to be made between the seller of that Acquired Ship, as seller and a Guarantor, as buyer;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

“Reference Banks”  means, subject to Clause 26.16, Nordea Bank Finland Plc, London Branch and the principal London branches of up to 2 other prime international banks which the Agent may from time to time select;

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Requisition Compensation”  includes, in relation to a Ship, all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Screen Rate” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;

“Secured Liabilities”  means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party”  means each Guarantor, the Shareholder and any other person (except a Creditor Party, an Approved Manager or a charterer of any Ship which is not a company in the Group) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the Lenders that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and

(d)
the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee”  means Nordea Bank Finland Plc, London Branch, acting in such capacity through its office at 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB, or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Seller” means, in relation to an Acquired Ship, the seller of that Acquired Ship under the Purchase Contract for that Acquired Ship;

“Servicing Bank” means the Agent or the Security Trustee;

“Shareholder” means Crude Carriers Operating Corp. a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Shares Pledge”  means, in relation to all of the shares of a Guarantor, a deed executed by the Shareholder in favour of the Security Trustee creating security over those shares in the Agreed Form;

“Ships” means the Acquired Ships and the Initial Ships and, in the singular, means any of them;

“SMC” means, in relation to a Ship, a safety management certificate issued in respect of that Ship in accordance with Rule 13 of the ISM Code;

“Term Loan Facility” means such proportion of the Acquisition Facility as the Borrower may have converted into a term loan in accordance with Clause 8.1(c) (as that amount may be reduced, cancelled or terminated in accordance with this Agreement);

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)
any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the full control of the Guarantor owning that Ship; and

(c)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless it is within 2 months redelivered to the full control of the Guarantor owning that Ship;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)
the date of any compromise, arrangement or agreement made by or on behalf of the Guarantor owning that Ship with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Transfer Certificate” has the meaning given in Clause 26.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed; and

“Working Capital Facility” means a portion of the Total Commitments not exceeding $10,000,000 (as that amount may be reduced, cancelled or terminated in accordance with this Agreement) which is to be used by the Borrower for the purpose set out in Recital (A)(ii).

1.2	Construction of certain terms. In this Agreement:

“administration notice”  means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“control”  by one person (A) of another (B) means that A (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or the majority of the members of the board of directors or other governing body of B or otherwise controls or has the power to control (in either case whether directly or indirectly) the affairs and policies of B;

“document” includes a deed; also a letter or fax;

“excess risks”  means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which any Guarantor is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax”  includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines, terrorism, confiscation and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3
Meaning of “month”.  A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P; or

(b)	P has direct control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct power to appoint or remove a majority of the directors of S;

and any company of which S is a subsidiary is a parent company of S.  For the avoidance of doubt, a company (A) which is a subsidiary of another company (B) is also a subsidiary of any parent company of B and so on.

1.5	General Interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1
Amount of facility.  Subject to the other provisions of this Agreement, the Lenders shall make an aggregate loan facility not exceeding $200,000,000 available to the Borrower consisting of the Acquisition Facility, the Working Capital Facility and, in the event that the Borrower exercises its option under Clause 8.1(c), the Term Loan Facility.

2.2
Lenders' participations in Loan.  Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan.

(a)	The Borrower undertakes with each Creditor Party to use each Advance under the Acquisition Facility only for the purpose stated in Recital (A)(i).

(b)	The Borrower undertakes with each Creditor Party to use each Advance under the Working Capital Facility only for the purpose stated in Recital (A)(ii).

3	POSITION OF THE LENDERS

3.1	Interests of Lenders several. The rights of the Lenders under this Agreement are several.

3.2
Individual Lender’s right of action.  Each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement without joining any Lead Arranger, the Agent, the Security Trustee or any other Lender as additional parties in the proceedings.

3.3
Proceedings by individual Lender requiring Majority Lender consent.  Except as provided in Clause 3.2, no Lender may commence proceedings against the Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4	Obligations of Lenders several. The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	the Borrower, any Security Party or any other Lender being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

4	DRAWDOWN

4.1
Request for Advance.  Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	an Advance shall be made available under either the Acquisition Facility or the Working Capital Facility;

(b)	a Drawdown Date has to be a Business Day during the Availability Period;

(c)
the aggregate amount of the Advances under the Acquisition Facility shall not exceed the Acquisition Facility or, in the event that the Borrower has exercised its option under Clause 8.1(c), the aggregate of the Acquisition Facility and the Term Loan Facility;

(d)	the aggregate amount of the Advances under the Working Capital Facility shall not exceed the Working Capital Facility;

(e)
the amount of an Advance under the Acquisition Facility shall not exceed the total acquisition cost payable by the buyer under the Purchase Contract for the Acquired Ship to which that Advance relates on the Drawdown Date for that Advance (and, for the avoidance of doubt, no Advance shall be used for the purpose of financing part or all of the acquisition cost of an Initial Ship);

(f)
immediately following the making of the Advance, the Loan will not exceed 40 per cent. of the aggregate market value of all of the Ships then subject to a Mortgage (Provided that no Ship then subject to a Mortgage will be included in the calculation set out in this Clause unless the Agent has first received for that Ship all of the documents and evidence described in Part B of Schedule 3, each in form and substance satisfactory to the Agent and its lawyers); and

(g)	the aggregate amount of the Advances shall not exceed the Total Commitments.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender's participation in the Advance; and

(c)	the duration of the first Interest Period.

4.4
Drawdown Notice irrevocable.  A Drawdown Notice must be signed by an authorised signatory of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authorisation of the Majority Lenders.

4.5
Lenders to make available Contributions.  Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on that Drawdown Date under Clause 2.2.

4.6
Disbursement of Advance.  Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7
Disbursement of Advance to third party.  The payment by the Agent under Clause 4.6 shall constitute the making of the Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's Contribution.

5	INTEREST

5.1
Payment of normal interest.  Subject to the provisions of this Agreement, interest on each Advance in respect of each Interest Period applicable to that Advance shall be paid by the Borrower on the last day of that Interest Period.

5.2
Normal rate of interest.  Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of each Interest Period applicable to that Advance shall be the aggregate of the Margin, the Mandatory Cost (if any) and LIBOR for that Interest Period.

5.3
Payment of accrued interest.  In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5
Obligation of Reference Banks to quote.  A Lender which is a Reference Bank shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6
Absence of quotations by Reference Banks.  If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption. The following provisions of this Clause 5 apply if:

(a)
no screen rate is available for an Interest Period and 2 or more of the Reference Banks do not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)
at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent. of the Loan (or, if an Advance has not been made, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)
at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption. The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown. If the Agent's notice under Clause 5.8 is served before an Advance is made:

(a)	in a case falling within Clauses 5.7(a) or (b), the Lenders' obligations to make the Advance;

(b)	in a case falling within Clause 5.7(c), the Affected Lender's obligation to participate in the Advance,

shall be suspended while the circumstances referred to in the Agent's notice continue.

5.10
Negotiation of alternative rate of interest.  If the Agent’s notice under Clause 5.8 is served after an Advance is made, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11
Application of agreed alternative rate of interest.  Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12
Alternative rate of interest in absence of agreement.  If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant  circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin plus the Mandatory Cost (if any) from whatever source(s) as each Lender or (as the case may be) the Affected Lender may reasonably select; and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13
Notice of prepayment.  If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 5 Business Days' notice of its intention to prepay at the end of the interest period set by the Agent.

5.14
Prepayment; termination of Commitments.  A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower's notice of intended prepayment; and:

(a)
on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled (with such cancellation to be applied against the Acquisition Facility and the Working Capital Facility pro rata to their respective amounts); and

(b)
on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin plus the Mandatory Cost (if any).

5.15	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1
Commencement of Interest Periods.  The first Interest Period applicable to an Advance shall commence on the Drawdown Date of that Advance and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	1, 3 or 6 months as notified by the Borrower to the Agent not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period;

(b)
in the case of the first Interest Period applicable to the second and any subsequent Advance under the Working Capital Facility, a period ending on the last day of the Interest Period applicable to the first Advance under the Working Capital Facility then current, whereupon all the Advances under the Working Capital Facility shall be consolidated and treated as a single Advance under the Working Capital Facility;

(c)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or

(d)	such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrower.

6.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4
Non-availability of matching deposits for Interest Period selected.  If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 6 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

7	DEFAULT INTEREST

7.1
Payment of default interest on overdue amounts.  The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2
Default rate of interest.  Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the Margin plus the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)
if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4
Notification of interest periods and default rates.  The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification.

7.5
Payment of accrued default interest.  Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

8	REPAYMENT, PREPAYMENT AND CONVERSION TO TERM LOAN FACILITY

8.1	Repayment and conversion to Term Loan Facility.

(a)
Subject to Clause 8.1(c), the Borrower shall repay each Advance under the Acquisition Facility in full on the date falling 12 months after the Drawdown Date of that Advance or, if earlier, the Maturity Date.

(b)	The Borrower shall repay each Advance under the Working Capital Facility in full on the Maturity Date.

(c)
The Borrower shall have the option, by giving at least 10 Business Days’ written notice to the Agent, to convert any Advance under the Acquisition Facility into an Advance under the Term Loan Facility.  Such conversion shall take place on the expiry of the 10 Business Day’s notice period (the “Conversion Date”).

If the Borrower exercises such conversion option, the Borrower shall repay each Advance under the Term Loan Facility by consecutive equal quarterly instalments with the first instalment to be repaid on the date falling 3 months after the Conversion Date.

The amount of the said repayment instalments shall be based on a 9 year profile calculated as from the date of the delivery from the relevant shipyard of the Ship financed by that Advance.  The Agent shall provide the Borrower and the Lenders with a repayment schedule for any such Advance after its conversion to an Advance under the Term Loan Facility.

Any amount repaid or prepaid in relation to the Term Loan Facility shall immediately become available for reborrowing by the Borrower and shall be treated as part of the Acquisition Facility for all purposes with effect from the date of such repayment or prepayment as the case may be.

8.2
Maturity Date.  On the Maturity Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all sums then accrued or owing under this Loan Agreement or any other Finance Document.

8.3	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of any Advance.

8.4	Conditions for voluntary prepayment. The conditions referred to in Clause 8.3 are that:

(a)	a partial prepayment shall be $1,000,000 or an integral multiple of $1,000,000;

(b)	the Agent has received from the Borrower at least 10 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)
the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

8.5
Effect of notice of prepayment.  A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.6
Notification of notice of prepayment.  The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.4(c).

8.7	Mandatory prepayment. Without prejudice to Clause 15, the Borrower shall be obliged to prepay the Loan by an amount at least equal to the Required Prepayment Amount (as defined below):

(a)	if a Ship is sold, on or before the date on which the sale is completed by delivery of that Ship to the buyer; or

(b)
if a Ship becomes a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss, and, in this Clause 8.7, “Required Prepayment Amount” means the greater of:

(i)
an amount equal to the Loan multiplied by a fraction where the numerator is the market value (determined as provided in Clause 15.3 on the basis of valuations provided to the Agent which are no older than 60 days before the date of prepayment) of the Ship which is the subject of sale or Total Loss and the denominator is the aggregate market value (determined as provided in Clause 15.3 on the basis of valuations provided to the Agent which are no older than 60 days before the date of prepayment) of all of the Ships then subject to a Mortgage immediately before such sale or Total Loss (Provided that no Ship then subject to a Mortgage will be included in the calculation set out in this Clause unless the Agent has first received for that Ship all of the documents and evidence described in Part B of Schedule 3, each in form and substance satisfactory to the Agent and its lawyers); or

(ii)
such amount required to ensure that following the prepayment required by this Clause 8.7 the Loan does not exceed 40 per cent. of the aggregate market value (determined as provided in Clause 15.3 on the basis of valuations provided to the Agent which are no older than 60 days before the date of prepayment) of all of the Ships then subject to a Mortgage (excluding, for the avoidance of doubt, the Ship which is the subject of sale or Total Loss) (Provided that no Ship then subject to a Mortgage will be included in the calculation set out in this Clause unless the Agent has first received for that Ship all of the documents and evidence described in Part B of Schedule 3, each in form and substance satisfactory to the Agent and its lawyers).

A prepayment of the Loan required by this Clause 8.7 shall be applied against the Advances pro rata to their respective amounts.

8.8
Amounts payable on prepayment.  A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.9	Reborrowing. Subject to the other provisions of this Agreement, any amount prepaid which is applied against the Loan may be reborrowed prior to the expiry of the Availability Period.

8.10	Voluntary cancellation. Subject to the following conditions, the Borrower may cancel the whole or any part of the Total Commitments.

8.11	Conditions for cancellation of Commitment. The conditions referred to in Clause 8.10 are that:

(a)	a partial cancellation shall be an $1,000,000 or an integral multiple of $1,000,000;

(b)
the Agent has received from the Borrower at least 3 Business Days’ prior written notice specifying the amount of the Total Commitments to be cancelled and the date on which the cancellation is to take effect; and

(c)	the Total Commitments following the cancellation shall not be less than the Loan.

8.12
Effect of notice of cancellation.  The service of a cancellation notice given under Clause 8.11 shall cause the amount of the Total Commitments specified in the notice to be permanently cancelled; and such cancellation of the Total Commitments shall be applied against (i) the Commitments of the Lenders pro rata to their respective amounts and (ii) the Acquisition Facility and the Working Capital Facility pro rata to their respective amounts.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender's obligation to contribute to an Advance is subject to the following conditions precedent:

(a)
that, on or before the service of the first Drawdown Notice, the Agent receives the documents and evidence described in Part A of Schedule 3 and Part B of Schedule 3 in relation to each of the Initial Ships, each in form and substance satisfactory to the Agent and its lawyers;

(b)
that, on or before the Drawdown Date for any Advance under the Acquisition Facility but prior to the making of that Advance, the Agent receives (or is satisfied that it will receive immediately following the making of that Advance) the documents and evidence described in Part B of Schedule 3 in relation to the Acquired Ship to which that Advance relates, each in form and substance satisfactory to the Agent and its lawyers;

(c)
that, on or before the service of the first Drawdown Notice, the Agent has received all of the fees required to be paid under Clause 20.1 and the Fee Letter(s) and the Agent has received payment of the expenses referred to in Clause 20.2;

(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Advance;

(ii)	the representations and warranties in Clause 10.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing (both before and after the making of the Advance); and

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing;

(e)
that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Advance, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)
that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the reasonable authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2
Waiver of conditions precedent.  If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 10 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrower represents and warrants to each Creditor Party as follows.

10.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

10.3
Share capital and ownership.  On the date of this Agreement, the Borrower has an authorised share capital of 1,200,000,000 consisting of (x) 1,000,000,000 registered shares of common stock of par value $0.0001 each, (y) 100,000,000 registered shares of Class B stock of par value $0.0001 each and (z) 100,000,000 registered shares of preferred stock of par value $0.0001 each; and on the date of this Agreement, the Borrower has issued 13,500,000 shares of common stock and 2,105,263 shares of Class B Stock, all of which shares are fully paid and non-assessable.

10.4	Corporate power. The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Finance Documents to which the Borrower is a party; and

(b)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6
Legal validity; effective Security Interests.  The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors' rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8
No conflicts.  The execution by the Borrower and each Security Party of each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	its constitutional documents; or

(c)	any contractual or other obligation or restriction which is binding on it or any of its assets.

10.9
No withholding taxes.  All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred.

10.11
Information.  All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.3; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.5; and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.

10.12
No litigation.  No legal or administrative action involving the Borrower or any Security Party (including action relating to any Finance Document (or any document executed in connection with any Finance Document) or any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken which, in either case, has or would reasonably be likely to have a Material Adverse Effect.

10.13
Validity and completeness of Purchase Contracts.  Each Purchase Contract constitutes valid, binding and enforceable obligations of the parties to that Purchase Contract respectively in accordance with the terms of that Purchase Contract; and

(a)	the copy of each Purchase Contract delivered to the Agent before the date of this Agreement is a true and complete copy; and

(b)	no amendments or additions to any Purchase Contract have been agreed nor has any party to a Purchase Contract waived any of its rights under that Purchase Contract.

10.14
No rebates etc.  There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower or any Security Party in connection with the purchase by any Guarantor of any

Acquired Ship, other than as disclosed to the Lenders in writing on or prior to the Drawdown Date of the Advance relating to that Acquired Ship.

10.15	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.7 and 11.10.

10.16	Taxes paid. The Borrower and each Security Party has paid all taxes applicable to, or imposed on or in relation to that party, the business of that party or any Ship owned by that party.

10.17	ISM Code and ISPS Code compliance. All requirements of the ISM Code and the ISPS Code as they relate to any Guarantor, any Approved Manager and any Ship have been complied with.

10.18
No money laundering.  Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of each Advance, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which it is a party, the Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1, Section 2 of the Directive (2005/60/EEC) of the Council of the European Communities).

11	GENERAL UNDERTAKINGS

11.1
General.  The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	No disposal of assets. Save pursuant to a transaction on commercial arms’ length terms for full consideration, the Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

11.3
Information provided to be accurate.  All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.4	Provision of financial statements etc. The Borrower will send to the Agent:

(a)
as soon as possible, but in no event later than 150 days after the end of each financial year of the Borrower, the audited consolidated accounts of the Borrower and its subsidiaries and audited individual accounts of the Borrower;

(b)
as soon as possible, but in no event later than 60 days after the end of each quarter in each financial year of the Borrower, unaudited consolidated accounts (including an income statement and a balance sheet) of the Borrower and its subsidiaries and unaudited individual accounts (including an income statement and a balance sheet) of the Borrower, each certified as to their correctness by the president of the Borrower;

(c)
together with each set of accounts provided under sub-Clause (a) or (b), a duly completed certificate in the form set out in Schedule 5 (or such other format approved by the Agent) signed by the president of the Borrower, confirming compliance with the financial covenants set out in Clause 11.16 for the 12 months ending as at the date to which such accounts are prepared and supported by calculations referring to those accounts (audited or, as the case may be, unaudited) and setting out in detail (as reasonably required by the Agent) the materials underlying the statements made in such compliance certificate; and

(d)
together with each set of accounts provided under sub-Clause (b) at the end of the second or fourth quarter in each financial year of the Borrower, valuations showing the market value (determined as provided in Clause 15.3) of each Ship and with each valuation no older than 30 days prior to the date of delivery to the Agent.

11.5	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.4 will:

(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;

(b)	give a true and fair view of the state of affairs of the Borrower and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower and its subsidiaries.

11.6	Shareholder, creditor and other notices. The Borrower will send the Agent, at the same time as they are despatched:

(a)
copies of all communications (which either the Borrower is legally obliged to send or which are otherwise material) which are despatched to the Borrower's shareholders or creditors or any class of them; and

(b)	a copy of any filing made by the Borrower with, or any report or other document forwarded by the Borrower to, the New York Stock Exchange.

11.7	Consents and compliance with laws.

(a)	The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(i)	for the Borrower to perform its obligations under any Finance Document; and

(ii)	for the validity or enforceability of any Finance Document,

and the Borrower will comply with the terms of all such consents.

(b)	Without prejudice to the other obligations under the Finance Documents, the Borrower shall comply in all respects with all laws and regulations to which it may be subject.

11.8	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.9
Notification of litigation.  The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party or any Ship, the Earnings of any Ship or the Insurances of any Ship as soon as such action is instituted or it becomes apparent to the Borrower or any Security Party that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.10
Principal place of business.  The Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in the USA or the UK.  The Borrower will, as soon as reasonably practicable after such change, notify the Agent of any change in its place(s) of business.

11.11
Confirmation of no default.  The Borrower will, within 5 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred which is continuing; or

(b)	states that no Event of Default or Potential Event of Default has occurred which is continuing, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.11 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if the Loan has not been made) Commitments exceeding 10 per cent of the Total Commitments; and this Clause 11.11 does not affect the Borrower's obligations under Clause 11.12.

11.12	Notification of default. The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and will keep the Agent fully up-to-date with all developments.

11.13	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to the Borrower, any Ship, the Earnings of any Ship or the Insurances of any Ship; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Agent, the Security Trustee or any Lender at any time.

The Borrower will also, as soon as practicable after receiving the request, provide the Agent with valuations showing the market value (determined as provided in Clause 15.3) of each Ship and with each valuation no older than 30 days prior to the date of delivery to the Agent.

11.14
Provision of copies and translation of documents.  The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.15	“Know your customer” checks. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.16	Financial covenants. The Borrower shall ensure that at all times during the Security Period:

(a)	commencing on and from 30 June 2010, the ratio of EBITDA to Net Interest Expense shall be no less than 3.0:1.0;

(b)	the aggregate of Cash and Cash Equivalents shall be equal to or greater than an amount equal to $1,000,000 multiplied by the number of Ships subject to a Mortgage; and

(c)	the ratio of Stockholders Equity to Total Assets shall be no less than 30:100.

In this Clause 11.16:

“Cash”  means, at any date, the aggregate value of the Group’s credit balances on any deposit, savings or current account and cash in hand but excluding any such credit balances and cash subject to a Security Interest at any time;

“Cash Equivalents”  means, at any date, the aggregate value of the Group’s:

(a)
certificates of deposit of, or time deposits or overnight bank deposits with, any Lender or any commercial bank whose short-term securities are rated at least A-2 by Standard and Poor's Rating Group and P-3 by Moody's Investor Services, Inc. having maturities of 12 months or less from the date of acquisition;

(b)	commercial paper of, or money market accounts or funds with or issued by, any Lender or by an issuer rated at least A-2 by Standard & Poor's Ratings Group and

P-3 by Moody's Investor Services, Inc. and having an original tenor of 12 months or less; and

(c)
medium term fixed or floating rate notes of any Lender or an issuer rated at least AA- by Standard & Poor's Rating Group and/or Aa3 by Moody's Investor Services, Inc. at the time of acquisition and having a remaining term of 12 months or less from the date of acquisition, but excluding any of those assets subject to a Security Interest at any time;

“EBITDA” means, at any date, the earnings before interest, taxes, depreciation and amortisation, each as determined (i) by reference to the Group on a consolidated basis during the most recent consecutive 4-financial quarter period ending on or prior to that date; and (ii) in accordance with the accounting principles applied in the preparation of the First Accounts as such principles may be amended from time to time to reflect changes in GAAP;

“First Accounts”  means the first set of consolidated accounts of the Group prepared after the date of this Agreement and delivered to the Agent pursuant to Clause 11.4;

“Net Interest Expense”  means, at any date, the aggregate amount of all interest payable in respect of Financial Indebtedness of any member of the Group less the aggregate amount of all interest on Cash and Cash Equivalents received by any member of the Group, each as determined (i) by reference to the Group on a consolidated basis during the most recent consecutive 4-financial quarter period ending on or prior to that date; and (ii) in accordance with the accounting principles applied in the preparation of the First Accounts as such principles may be amended from time to time to reflect changes in GAAP;

“Stockholders Equity”  means, at any date, the amount of the capital and reserves of the Group (adjusted to reflect the difference between the book value and the market value of each Ship) determined on a consolidated basis in accordance with the accounting principles applied in the preparation of the First Accounts as such principles may be amended from time to time to reflect changes in GAAP; and

“Total Assets”  means, at any date, the amount of the total assets of the Group (adjusted to reflect the difference between the book value and the market value of each Ship) determined on a consolidated basis in accordance with the accounting principles applied in the preparation of the First Accounts as such principles may be amended from time to time to reflect changes in GAAP.

12	CORPORATE UNDERTAKINGS

12.1
General.  The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

12.3	Negative undertakings. The Borrower will not:

(a)	carry on any business not authorised by the Borrower’s constitutional documents; or

(b)
pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital save that a dividend may be paid if, both at the time the Borrower declares the dividend and also at the time the Borrower is to pay the dividend, no Event of Default has occurred and is continuing or will occur as a result of the declaration or (as the case may be) payment of such dividend; or

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower's share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length;

(d)
open or maintain any account for the purpose of (or relating to) a Guarantor and/or a Ship with any bank or financial institution except accounts with the Agent and the Security Trustee for the purposes of the Finance Documents and then only Provided that each such account is subject to an Account Security Deed;

(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks;

(f)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation; or

(g)	change its name (without having first given prior notice to the Agent) or its fiscal year end date.

13	INSURANCE

13.1
General.  The Borrower also undertakes with each Creditor Party to procure that each Guarantor will comply with the following provisions of this Clause 13 at all times during the Security Period (in the case of an Acquired Ship, after that Acquired Ship has been delivered to the relevant Guarantor under the Purchase Contract for that Acquired Ship) except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances. Each Guarantor shall keep each Ship owned by it insured at the expense of that Guarantor against:

(a)	fire and usual marine risks (including hull and machinery, excess risks, hull interest and (depending on the level of the hull and machinery policies) freight interest);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)
any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Guarantor to insure and which are specified by the Security Trustee by notice to that Guarantor.

13.3	Terms of obligatory insurances. Each Guarantor shall effect such insurances in relation to each Ship owned by it:

(a)	in Dollars;

(b)
in the case of fire and usual marine risks (including hull interest and freight interest) and war risks, in an amount on an agreed value basis at least the greater of (i) together with the other Ships, 120 per cent. of the Loan and (ii) the market value of that Ship;

(c)
in the case of fire and usual marine risks (excluding hull interest and freight interest), in an amount on an agreed value basis at least the greater of (i) together with the other Ships, 100 per cent. of the Loan and (ii) 80 per cent. of the market value of that Ship;

(d)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(e)	in relation to protection and indemnity risks in respect of that Ship's full tonnage;

(f)	on approved terms; and

(g)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4
Further protections for the Creditor Parties.  In addition to the terms set out in Clause 13.3, each Guarantor shall procure that the obligatory insurances in relation to each Ship owned by that Guarantor shall:

(a)	subject always to paragraph (b), name that Guarantor as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that that other named assured has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries that that other named assured is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against that other named assured;

and every other named assured has undertaken in writing to the Security Trustee (in such form as the Security Trustee requires) that any deductible shall be apportioned between that Guarantor and every other named assured in proportion to the gross claims made or paid by each of them and that that other named assured shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)
whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(f)	provide that the Security Trustee may make proof of loss if that Guarantor fails to do so.

13.5	Renewal of obligatory insurances. Each Guarantor shall in relation to each Ship owned by it:

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)
notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Guarantor proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee's approval to the matters referred to in paragraph (i);

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee's approval pursuant to paragraph (a); and

(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6
Copies of policies; letters of undertaking.  Each Guarantor shall in relation to each Ship owned by it ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)
they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Guarantor or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)
they will not set off against any sum recoverable in respect of a claim relating to that Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7
Copies of certificates of entry.  Each Guarantor shall in relation to each Ship owned by it ensure that any protection and indemnity and/or war risks associations in which that Ship is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

13.8
Deposit of original policies.  Each Guarantor shall in relation to each Ship owned by it ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9
Payment of premiums.  Each Guarantor shall in relation to each Ship owned by it punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10
Guarantees.  Each Guarantor shall in relation to each Ship owned by it ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11
Compliance with terms of insurances.  Each Guarantor shall in relation to each Ship owned by it neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)
that Guarantor shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	that Guarantor shall not make any changes relating to the classification or classification society or manager or operator of that Ship approved by the underwriters of the obligatory insurances;

(c)
that Guarantor shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which that Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)
that Guarantor shall not employ that Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12
Alteration to terms of insurances.  Each Guarantor shall in relation to each Ship owned by it neither make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13
Settlement of claims.  Each Guarantor shall in relation to each Ship owned by it not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14
Provision of copies of communications.  Each Guarantor shall in relation to each Ship owned by it provide the Security Trustee, at the time of each such communication, copies of all material written communications between that Guarantor and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Guarantor’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Guarantor and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15
Provision of information.  In addition, each Guarantor shall in relation to each Ship owned by it promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances,

and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16
Mortgagee's interest and additional perils.  The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils insurance and a mortgagee’s interest marine insurance in such amounts, on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

14	SHIP COVENANTS

14.1	General. The Borrower also undertakes with each Creditor Party to procure that each Guarantor will comply with the following provisions of this Clause 14 at all times during the Security Period (in the case of an Acquired Ship, after that Acquired Ship has been delivered to the relevant Guarantor under the Purchase Contract for that Acquired Ship) except as the Agent, with the authorisation of the Majority Lenders (such authorisation not to be unreasonably withheld or delayed in the case of Clauses 14.12(a), 14.12(b), 14.12(c) or 14.12(f)), may otherwise permit.

14.2
Ship's name and registration.  Each Guarantor shall in relation to each Ship owned by it keep that Ship registered in its name under the flag of that Ship; shall not do nor omit to do nor allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of that Ship.

14.3	Repair and classification. Each Guarantor shall in relation to each Ship owned by it keep that Ship in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)
so as to maintain that Ship's class (as approved by the Majority Lenders) with a class society (as approved by the Majority Lenders) free of overdue recommendations and conditions affecting that Ship’s class; and

(c)
so as to comply with all laws and regulations applicable to vessels registered under the flag of that Ship or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code or the ISPS Code.

14.4
Modification.  Each Guarantor shall in relation to each Ship owned by it not make any modification or repairs to, or replacement of, that Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

14.5
Removal of parts.  Each Guarantor shall in relation to each Ship owned by it not remove any material part of that Ship, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of that Guarantor and subject to the security constituted by the Mortgage of that Ship Provided that that Guarantor may install equipment owned by a third party if the equipment can be removed without any risk of damage to that Ship.

14.6
Surveys.  Each Guarantor shall in relation to each Ship owned by it submit that Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

14.7
Inspection.  Each Guarantor shall in relation to each Ship owned by it permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board that Ship at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

14.8	Prevention of and release from arrest. Each Guarantor shall in relation to each Ship owned by it promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against that Ship, that Ship’s Earnings or that Ship’s Insurances;

(b)	all taxes, dues and other amounts charged in respect of that Ship, that Ship’s Earnings or that Ship’s Insurances; and

(c)	all other outgoings whatsoever in respect of that Ship, that Ship’s Earnings or that Ship’s Insurances,

and, forthwith upon receiving notice of the arrest of that Ship, or of its detention in exercise or purported exercise of any lien or claim, that Guarantor shall procure its release by providing bail or otherwise as the circumstances may require.

14.9	Compliance with laws etc. Each Guarantor shall in relation to each Ship owned by it:

(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to that Ship, its ownership, operation and management or to the business of that Guarantor;

(b)	not employ that Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit that Ship to enter or trade to any zone which is declared a war zone by any government or by that Ship's war risks insurers unless the prior written consent of the Security Trustee has been given and that Guarantor has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.10	Provision of information. Each Guarantor shall in relation to each Ship owned by it promptly provide the Security Trustee with any information which it requests regarding:

(a)	that Ship, its employment, position and engagements;

(b)	that Ship’s Earnings and payments and amounts due to that Ship's master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	that Guarantor’s, the Approved Manager’s or that Ship’s compliance with the ISM Code and the ISPS Code,

and, upon the Security Trustee's request, provide copies of any current charter relating to that Ship and of any current charter guarantee, and copies of the Guarantor’s or that Approved Manager’s Document of Compliance.

14.11	Notification of certain events. Each Guarantor shall in relation to each Ship owned by it immediately notify the Security Trustee by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which that Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of that Ship, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of that Ship;

(f)	any Environmental Claim made against the Borrower or any Security Party or in connection with that Ship, or any Environmental Incident in connection with that Ship;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Guarantor, the Approved Manager of that Ship or otherwise in connection with that Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or ISPS Code not being complied with,

and that Guarantor shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Guarantor’s, that Approved Manager’s or any other person's response to any of those events or matters.

14.12	Restrictions on chartering, appointment of managers etc. No Guarantor shall in relation to each Ship owned by it:

(a)	let that Ship on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;

(c)	enter into any charter in relation to that Ship under which more than 4 months' hire (or the equivalent) is payable in advance;

(d)	charter that Ship otherwise than on bona fide arm's length terms at the time when that Ship is fixed;

(e)	permit that Ship to be managed by anyone other than the Approved Manager for that Ship nor agree to any material alteration to the terms of that Approved Manager's appointment as manager of that Ship;

(f)	de-activate or lay up that Ship; or

(g)
put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $3,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

14.13
Notice of Mortgage.  Each Guarantor shall in relation to each Ship owned by it keep the Mortgage of that Ship registered against that Ship as a valid first preferred/priority mortgage, carry on board that Ship a certified copy of that Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Guarantor to the Security Trustee.

14.14	Sharing of Earnings. Neither the Borrower nor any Guarantor shall enter into any agreement or arrangement for the sharing of any Earnings.

14.15	ISPS Code. Each Guarantor shall in relation to each Ship owned by it comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that that Ship and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code;

(b)	maintain for that Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14.16
Charter Assignments.  The Borrower will procure that, at any time following the first Drawdown Date, no Ship shall be subject to a time charter for a term which exceeds 12 months unless the Agent has been provided with:

(a)	an original of an executed Charter Assignment of that time charter (and of each document required to be delivered by that Charter Assignment);

(b)	evidence satisfactory to the Agent of the relevant Guarantor’s due authorisation and execution of that Charter Assignment;

(c)
favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the jurisdiction of incorporation of that Guarantor and such other relevant jurisdictions relevant to that time charter and/or that Charter Assignment as the Agent may require; and

(d)	documentary evidence that any agent for service of process named in that Charter Assignment has accepted its appointment.

15	SECURITY COVER

15.1	Minimum required security cover. Clause 15.2 applies if the Agent notifies the Borrower that:

(a)
the market value (determined as provided in Clause 15.3) of each Ship subject to a Mortgage (Provided that no Ship then subject to a Mortgage will be included in the calculation set out in this Clause unless the Agent has first received for that Ship all of the documents and evidence described in Part B of Schedule 3, each in form and substance satisfactory to the Agent and its lawyers); plus

(b)	the net realisable value of any additional security previously provided under this Clause 15,

is below the aggregate of:

(i)	160 per cent. of the aggregate principal amount for the time being outstanding under the Acquisition Facility and the Working Capital Facility; and

(ii)	180 per cent. of the aggregate principal amount for the time being outstanding under the Term Loan Facility.

15.2
Provision of additional security; prepayment.  If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall, within 45 days after the date on which the Agent's notice is served, either:

(a)
provide, or ensure that a third party provides, additional security which, in the reasonable opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the reasonable authorisation of the Majority Lenders, approve or require; or

(b)	prepay such part (at least) of the Loan as will eliminate the shortfall (with such prepayment applied against the Advances pro rata to their respective amounts).

15.3	Valuation of Ships. The market value of a Ship at any date is that shown by the average of two valuations each prepared:

(a)	as at a date not more than 30 days previously;

(b)	by an Approved Broker selected or approved by the Agent;

(c)	with or without physical inspection of that Ship (as the Agent may require);

(d)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

15.4
Value of additional vessel security.  The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.5
Valuations binding.  Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6
Provision of information.  The Borrower shall promptly provide (and shall procure that the Guarantor owning that Ship shall provide) the Agent and any shipbroker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or the shipbroker or expert may request for the purposes of the valuation; and, if the Borrower or (as the case may be) the relevant Guarantor fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7
Payment of valuation expenses.  Without prejudice to the generality of the Borrower's obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.8	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2(b).

16	PAYMENTS AND CALCULATIONS

16.1
Currency and method of payments.  All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)
in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to such account with such bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3
Basis for calculation of periodic payments.  All interest and commitment/ticking fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:

(a)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5
Permitted deductions by Agent.  Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

16.6
Agent only obliged to pay when monies received.  Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

16.7
Refund to Agent of monies not received.  If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8
Agent may assume receipt.  Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9
Creditor Party accounts.  Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10
Agent's memorandum account.  The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11
Accounts prima facie evidence.  If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1
Normal order of application.  Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Trustee under the Finance Documents;

(b)	SECONDLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(c)	THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement;

(d)	FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document;

(e)
FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a), 17.1(b), 17.1(c) and 17.1(d); and

(f)	SIXTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2
Variation of order of application.  The Agent may, with the authorisation of the Majority Lenders, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3
Notice of variation of order of application.  The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4
Appropriation rights overridden.  This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1
Payment of Earnings.  The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignments and the Charter Assignments), all the Earnings of each Ship are paid to the Earnings Account for that Ship.

18.2	Location of accounts. The Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Accounts (or any of them); and

(b)
execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts (or any of them).

18.3
Debits for expenses etc.  The Agent shall be entitled (but not obliged) from time to time to debit any Earnings Account without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

18.4	Borrower's obligations unaffected. The provisions of this Clause 18 do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.16, 12.2, 12.3 or 15.2; or

(c)
any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the reasonable opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 30 days after written notice from the Agent requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)
any material (in the reasonable opinion of the Majority Lenders) representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is materially untrue or misleading when it is made or repeated; or

(f)
any of the following occurs in relation to any Financial Indebtedness of a Relevant Person in respect of $10,000,000 or more or, as regards Financial Indebtedness arising under different documents or transactions, an aggregate amount of $10,000,000 or more:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due (after taking into account any applicable grace period); or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the reasonable opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)	either:

(A)
a Relevant Person fails to comply with or pay any sum due from it under any final judgment (or any other judgment which is not appealed by that Relevant Person within the applicable time) or any final order (or any other order which is not appealed by that Relevant Person within the applicable time) made or given by any court of competent jurisdiction in respect of a sum of, or sums aggregating, $1,000,000 or more or the equivalent in another currency; or

(B)
as a result of non-compliance and/or non-payment in full with any final judgment (or any other judgment which is not appealed by that Relevant Person within the applicable time) or any final order (or any other order which is not appealed by that Relevant Person within the applicable time) made or given by any court of competent jurisdiction, any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $1,000,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant

Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or any Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)
any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a country other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the reasonable opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful or impossible:

(i)
for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)
any official consent necessary to enable any Guarantor to own, operate or charter any Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or any Purchase Contract is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	it appears to the Majority Lenders that, without their prior consent:

(i)
the Marinakis Family does not have control of the Borrower (and, for the purposes of this Clause 19.1(k)(i), “control” by the Marinakis Family of the Borrower means either (x) Mr Evangelos Marinakis holds an executive position in the management of the Borrower; or (y) the Marinakis Family (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) controls or has the power to control (in either case whether directly or indirectly) the affairs and policies of B); or

(ii)	two or more persons acting in concert (other than the Marinakis Family) or any single person (other than a member of the Marinakis Family):

(A)	acquires legally and/or beneficially (either directly or indirectly) an ownership interest and/or voting rights in respect of more than 50 per cent. of the issued share capital of the Borrower; or

(B)	has control of the Borrower; or

(iii)	any Guarantor is not a wholly owned indirect subsidiary of the Borrower; or

(iv)	the Shareholder is not a wholly owned direct subsidiary of the Borrower; or

(v)	any Guarantor is not a wholly owned direct subsidiary of the Shareholder; or

(l)	the Borrower ceases to be listed on the New York Stock Exchange; or

(m)
any provision which the Majority Lenders reasonably considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(o)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of any Relevant Person; or

(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person,

in the light of which the Majority Lenders reasonably consider that there is a significant risk that the Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

(ii)
serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)
take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)
the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments. On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.

19.4
Acceleration of Loan.  On the service of a notice under Clause 19.2(a)(ii), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5
Multiple notices; action without notice.  The Agent may serve notices under Clauses 19.2(a)(i) or (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6
Notification of Creditor Parties and Security Parties.  The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.6
Notification of Creditor Parties and Security Parties.  The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7
Lender's rights unimpaired.  Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

19.9
Relevant Persons.  In this Clause 19, a “Relevant Person” means the Borrower, a Security Party or any company which is a subsidiary of the Borrower or a Security Party; but excluding any such subsidiary which is dormant and the value of whose gross assets is $500,000 or less.

19.10
Interpretation.  In Clause 19.1(f), references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

20	FEES AND EXPENSES

20.1	Fees. The Borrower shall pay to the Agent:

(a)
on each date for the payment of any fee set out in any Fee Letter, that fee in the amount set out in that Fee Letter, for distribution among the Creditor Parties (or any of them) as set out in that Fee Letter;

(b)
quarterly in arrears on the last day of each fiscal quarter of the Borrower during the period from (and including) the date of this Agreement to (and including) the earlier of (i) the end of the Availability Period and (ii) the date on which the Total Commitments are cancelled and on the last day of that period, for the account of the Lenders, a commitment fee at the rate of 1 per cent. per annum on the amount of the Total Commitments less the amount of the Loan, for distribution among the Lenders pro rata to their Commitments; and

(c)
on the date of this Agreement and on each anniversary thereof during the Security Period, an annual agency fee of the amount set out in the Fee Letter(s), such agency fee to be payable to the Agent in advance for its own account.

20.2
Costs of negotiation, preparation etc.  The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance

Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3
Costs of variations, amendments, enforcement etc.  The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4
Documentary taxes.  The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

20.5
Certification of amounts.  A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1
Indemnities regarding borrowing and repayment of Loan.  The Borrower shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19,

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3
Miscellaneous indemnities.  The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been caused by the gross negligence, dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.4
Currency indemnity.  If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5
Certification of amounts.  A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.6
Sums deemed due to a Lender.  For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3
Evidence of payment of taxes.  Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4
Exclusion of tax on overall net income.  In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2
Notification of illegality.  The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3
Prepayment; termination of Commitment.  On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender's Commitment shall terminate (with such termination to be applied against the Acquisition Facility and the Working Capital Facility pro rata to their respective amounts); and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8.

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(b)
complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

24.2	Meaning of “increased cost”. In this Clause 24, “increased cost” means, in relation to a Notifying Lender:

(a)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3
Notification to Borrower of claim for increased costs.  The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4
Payment of increased costs.  The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5
Notice of prepayment.  If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 14 days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.

24.6	Prepayment; termination of Commitment. A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and:

(a)
on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled (with such cancellation to be applied against the Acquisition Facility and the Working Capital Facility pro rata to their respective amounts); and

(b)
on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin plus the Mandatory Cost (if any).

24.7	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances. Each Creditor Party may without prior notice:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2
Existing rights unaffected.  No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3
Sums deemed due to a Lender.  For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4
No Security Interest.  This Clause 25 gives the Creditor Parties a contractual right of set-off only and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1
Transfer by Borrower.  The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.

26.2
Transfer by a Lender.  Subject to Clause 26.4, a Lender (the “Transferor Lender”) may at any time, with the prior written consent of the Borrower (not to be unreasonably withheld or delayed and without any cost whatsoever to the Borrower) or without the consent of the Borrower if an Event of Default or a Potential Event of Default has occurred and is continuing but without in any case needing the consent of any Security Party, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender Provided that a Lender may make such transfer to any wholly owned subsidiary of it, to its parent company or to another subsidiary of its parent company without the consent of the Borrower.

Without prejudice to the foregoing, any such transfer by a Lender shall be subject to the following further conditions:

(i)
the amount of the Contribution and/or Commitment of the Lender which is to be transferred shall not be less than $20,000,000 or, if less, the remaining amount of its Contribution and Commitment, unless the Agent agrees otherwise;

(ii)	the Agent shall approve the transfer (such approval not to be unreasonably withheld); and

(iii)	payment of the fee in accordance with Clause 26.11.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

26.3
Transfer Certificate, delivery and notification.  As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee, each of the Lead Arrangers and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

26.4
Effective Date of Transfer Certificate.  A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5
No transfer without Transfer Certificate.  Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6
Lender re-organisation; waiver of Transfer Certificate.  However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the

Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)
the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document
, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8
Maintenance of register of Lenders.  During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days’ prior notice.

26.9
Reliance on register of Lenders.  The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10
Authorisation of Agent to sign Transfer Certificates.  The Borrower, the Security Trustee, each Lead Arranger and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11
Registration fee.  In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $3,500 from the Transferor Lender or (at the Agent's option) the Transferee Lender.

26.12
Sub-participation; subrogation assignment.  A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13
Disclosure of information.  A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance

Document, unless the information is clearly of a confidential nature.  Without prejudice to the foregoing, a Lender may disclose any financial information delivered by the Borrower hereunder and such other information in relation to the Borrower and its subsidiaries which it may obtain pursuant to this Agreement to authorities in any other countries where that Lender, its subsidiaries, branches and representative officers or any other entity of that Lender are represented:

(a)	where such authority has requested information from the relevant entity of that Lender; and

(b)
such disclosure is required by law, regulation or administrative order in order for that Lender to meet its legal requirements relating to reduction and/or prevention of money laundering, terrorism or corruption.

26.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15
Notification.  On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16
Replacement of Reference Bank.  If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank's appointment shall cease to be effective.

26.17
Security over Lenders’ rights.  In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27	VARIATIONS AND WAIVERS

27.1
Variations, waivers etc. by Majority Lenders.  Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2
Variations, waivers etc. requiring agreement of all Lenders.  However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a reduction in the Margin or a change to the definition of “Mandatory” Cost or to Schedule 6;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(c)	an increase in any Lender's Commitment;

(d)	a change to the definition of “Majority Lenders”;

(e)	a change to Clause 3 or this Clause 27;

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.

27.3
Exclusion of other or implied variations.  Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax and references in the Finance

Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice by letter of fax shall be sent:

(a)	to the Borrower:	c/o Capital Ship Management Corp.
3 Iassonos Street
185 37Piraeus
Greece

Fax No: +30 210 4285 679
Attn: Chief Financial Officer of Crude Carriers Corp.

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the
case may require) in the relevant Transfer Certificate.

(c)	to a Lead Arranger:	At the address for that party in its capacity as
a Lender

(d)	to the Agent or the Security Trustee:	Nordea Bank Finland Plc, London Branch
8th Floor
City Place House
55 Basinghall Street
London EC2V 5NB

Fax No: +44 (0) 20 7726 9188
Attn: Shipping Department

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Lead Arrangers and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5
Illegible notices.  Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6
Valid notices.  A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7
Electronic communication.  Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

28.8
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.9	English language. Any notice under or in connection with a Finance Document shall be in English.

28.10	Meaning of “notice”. In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2
Severability of provisions.  If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts. A Finance Document may be executed in any number of counterparts.

29.4	Third Party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30	LAW AND JURISDICTION

30.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

30.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

30.4
Process agent.  The Borrower irrevocably appoints Curzon Maritime Limited at its principal office for the time being, presently at St. Clare House, 30/33 Minories, London EC3N 1DJ, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

30.5
Creditor Party rights unaffected.  Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6
Meaning of “proceedings”.  In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into and amended and restated on the dates stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)

Nordea Bank Finland Plc, London Branch	8th Floor City Place House 55 Basinghall Street London EC2V 5NB	150,000,000

Skandinaviska Enskilda Banken AB (publ)	SE-106 40 Stockholm, Sweden	50,000,000

SCHEDULE 2

DRAWDOWN NOTICE

To:           Nordea Bank Finland Plc, London Branch
8th Floor
City Place House
55 Basinghall Street
London EC2V 5NB

Attention: Loans Administration                                                                                                                          [date]

DRAWDOWN NOTICE

1
We refer to the loan agreement (the “Loan Agreement”) dated 22 April 2010 (as amended and restated by an amending and restating agreement dated [●] 2010) and made between ourselves, as Borrower, the Lenders referred to therein, the Lead Arrangers referred to therein, and yourselves as Bookrunner, as Agent and as Security Trustee in connection with an acquisition facility of up to US$190,000,000 and a working capital facility of up to US$10,000,000.  Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow under the [Acquisition Facility][Working Capital Facility] as follows:

(a)	Amount: US$[●];

(b)	Drawdown Date: [●]; [and]

(c)	[Duration of the first Interest Period shall be [●] months; and]

(d)	Payment instructions: [●].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

[Name of Signatory]

_________________________
for and on behalf of
CRUDE CARRIERS CORP.

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents and evidence referred to in Clause 9.1(a).

1	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B.

2	Copies of the certificate of incorporation (if applicable) and constitutional documents of the Borrower.

3
Copies of resolutions of the shareholders (if advised by the provider of any legal opinion to be issued to the Agent) and directors of the Borrower authorising the execution of each of the Finance Documents to which the Borrower is a party and authorising named officers to give the Drawdown Notices and other notices under this Agreement.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower.

5	Copies of all consents which the Borrower requires to enter into, or make any payment under, any Finance Document.

6	Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment on behalf of the Borrower.

7	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands and such other relevant jurisdictions as the Agent may require.

8
The capitalisation and organisational structure of the Borrower and its subsidiaries (including the tax structure) being satisfactory in form, scope and substance to the Agent, in its reasonable assessment.

9
The Agent has received valuations establishing the market value (determined as provided in Clause 15.3 on the basis of valuations which are no older than 30 days prior to the date such valuations are provided to the Agent) of each Initial Ship.

10
Such documentation and other evidence as is reasonably requested by the Agent or any Lender in order to carry out and be satisfied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated under this Agreement.

11	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents and evidence referred to in Clauses 9.1(a) and 9.1(b).  References to the “relevant Ship” and the “relevant Guarantor” refer to the ship being financed by the Advance and the Guarantor which will own that ship respectively.

1	Evidence satisfactory to the Agent that the relevant Ship is:

(a)	a crude oil tanker;

(b)	between 80,000 dwt and 310,000 dwt;

(c)	no greater than 5 years in age on the Drawdown Date; and

(d)	otherwise acceptable to the Agent in all respects.

2	The structure, terms and conditions relating to the purchase of the relevant Ship being satisfactory in form and substance to the Agent, in its reasonable assessment.

3
The Lenders being satisfied that since the most recent financial statements of the Borrower included in the Form F-1 Registration Statement under the Securities Act 1933 which the Borrower has filed with the Securities and Exchange Commission, nothing has occurred (and no Creditor Party has become aware of any condition or circumstance not previously known to it) which the Lenders shall determine in their reasonable opinion has had, or could reasonably be expected to have, a Material Adverse Effect.

4	Duly executed originals of:

(a)	the Guarantee from the relevant Guarantor;

(b)	the Mortgage of the relevant Ship;

(c)	the General Assignment in relation to the relevant Ship;

(d)	the Charter Assignment (if any) in relation to the relevant Ship;

(e)	the Account Security Deed for the Earnings Account for the relevant Ship; and

(f)	the Shares Pledge(s) in respect of all of the shares of the relevant Guarantor,

(and of each document to be delivered by each of them).

5	Copies of the certificate of incorporation (if applicable) and constitutional documents of the relevant Guarantor and the Borrower.

6
Copies of resolutions of the shareholders (if advised by the provider of any legal opinion to be issued to the Agent) and directors of the relevant Guarantor and also of the directors of the Borrower in each case authorising the execution of each of the Finance Documents to which that person is a party and ratifying the execution of any Purchase Contract to which that person is a party.

7	The original of any power of attorney under which any Finance Document is executed on behalf of the relevant Guarantor or the Borrower.

8	Copies of all consents which the relevant Guarantor or the Borrower requires to enter into, or make any payment under, any Finance Document or any Purchase Contract.

9	Copies of the Purchase Contract for the relevant Ship and of all documents signed or issued by any party to that Purchase Contract under or in connection with that Purchase Contract.

10
Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution by each party to the Purchase Contract for the relevant Ship of that Purchase Contract and of all documents to be executed by any such party under that Purchase Contract.

11	Documentary evidence that:

(a)
the relevant Ship has been unconditionally delivered by the Seller of the relevant Ship to, and accepted by, the relevant Guarantor under the Purchase Contract for the relevant Ship, and the full purchase price payable under that Purchase Contract (if any, in addition to the part to be financed by the Advance) has been duly paid;

(b)	the relevant Ship is definitively and permanently (or, in the case of Panamanian flag, provisionally) registered in the name of the relevant Guarantor under an Approved Flag;

(c)	the relevant Ship is in the absolute and unencumbered ownership of the relevant Guarantor save as contemplated by the Finance Documents;

(d)
the relevant Ship maintains a class acceptable to the Majority Lenders with a class society acceptable to the Majority Lenders free of all overdue recommendations and conditions of such Classification Society;

(e)
the Mortgage of the relevant Ship has been duly registered/recorded against the relevant Ship as a valid first preferred/priority ship mortgage governed by the laws of the flag of the relevant Ship in accordance with those laws; and

(f)	the relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

12	Documents establishing that the relevant Ship will, as from the Drawdown Date, be managed by the Approved Manager for that Ship on terms acceptable to the Lenders, together with:

(a)
a letter of undertaking executed by that Approved Manager in favour of the Agent in the terms required by the Agent agreeing certain matters in relation to the management of the relevant Ship and subordinating the rights of that Approved Manager against the relevant Ship and the relevant Guarantor to the rights of the Creditor Parties under the Finance Documents; and

(b)
copies of that Approved Manager’s Document of Compliance and of the relevant Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires) and ISSC.

13	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Account for the relevant Ship.

14
Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the jurisdiction of incorporation of each of the relevant Guarantor and the Borrower, the flag governing the Mortgage of the relevant Ship and such other relevant jurisdictions as the Agent may require.

15	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the relevant Ship as the Agent may require.

16
The Agent has received valuations establishing the market value (determined as provided in Clause 15.3 on the basis of valuations which are no older than 30 days before the Drawdown Date) of the relevant Ship and the other Ships.

17	Documentary evidence that the agent for service of process named in any Finance Document executed by the relevant Guarantor or the Borrower has accepted its appointment on behalf of that person.

18	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each of the documents specified in paragraphs 2, 3 and 5 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower or (as the case may be) the relevant Security Party.

SCHEDULE 4

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:
Nordea Bank Finland Plc, London Branch for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee, each Lead Arranger and each Lender, as defined in the Loan Agreement referred to below.

[date]

1
This Certificate relates to a Loan Agreement (the “Loan Agreement”) dated 22 April 2010 (as amended and restated by an amending and restating agreement dated [●] 2010) and made between (1) Crude Carriers Corp., as borrower (the “Borrower”), (2) the banks and financial institutions named therein, as lenders (together in such capacity, the “Lenders”), (3) the banks and financial institutions named therein, as lead arrangers (together in such capacity, the “Lead Arrangers”), (4) Nordea Bank Finland Plc, London Branch, as agent (in such capacity, the “Agent”) and (5) Nordea Bank Finland Plc, London Branch, as security trustee (in such capacity, the “Security Trustee”) for an acquisition facility of up to US$190,000,000 and a working capital facility of up to US$10,000,000.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

“Relevant Parties” means the Agent, the Borrower, each Security Party, the Security Trustee, each Lead Arranger and each Lender;

“Transferor” means [full name] of [lending office]; and

“Transferee” means [full name] of [lending office].

3	The effective date of this Certificate is [●] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4
The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [●] per cent. of its Contribution, which percentage represents $[●].

5
By virtue of this Transfer Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[●]] [from [●] per cent. of its Commitment, which percentage represents $[●]] and the Transferee acquires a Commitment of $[●].

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(c)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each other Finance Document;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, any Lead Arranger or any Lender in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective,

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents; and

(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or Security Party under the Finance Documents;

(c)
agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, any Lead Arranger or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10
The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.

11
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party

NORDEA BANK FINLAND PLC, LONDON BRANCH

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person
(Loan Administration Department):

Telephone:

Fax:

Contact Person
(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note:
This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction.  It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:          Nordea Bank Finland Plc, London Branch
8th Floor
City Place House
55 Basinghall Street
London EC2V 5NB
[date]
Dear Sirs

Loan Agreement dated 22 April 2010 (the “Loan Agreement”) and made between (1) Crude Carriers Corp., as borrower (the “Borrower”), (2) the banks and financial institutions named therein, as lenders (together in such capacity, the “Lenders”), (3) the banks and financial institutions named therein, as lead arrangers (together in such capacity, the “Lead Arrangers”), (4) Nordea Bank Finland Plc, London Branch, as agent (in such capacity, the “Agent”) and (5) Nordea Bank Finland Plc, London Branch, as security trustee (in such capacity, the “Security Trustee”) for an acquisition facility of up to US$190,000,000 and a working capital facility of up to US$10,000,000

Terms defined in the Loan Agreement have their defined meanings when used in this Compliance Certificate.

We also refer to the financial covenants set out in Clause 11.16 of the Loan Agreement and confirm that, as at the date of this Compliance Certificate, we are in compliance with the following covenants as follows:

(a)	Clause 11.16(a); the ratio of EBITDA to Net Interest Expense shall be no less than 3.0:1.0: [not] complied;

(b)	Clause 11.16(b); the aggregate of Cash and Cash Equivalents shall be equal to or greater than an amount equal to $1,000,000 multiplied by the number of Ships subject to a Mortgage: [not] complied; and

(c)	Clause 11.16(c); the ratio of Stockholders Equity to Total Assets shall be no less than 30:100: [not] complied.

To evidence such compliance, we attach a copy of the latest [annual audited][quarterly unaudited] consolidated accounts of the Group together with calculations setting out in reasonable detail the data and calculations resulting therefrom which we have used to support the confirmations made above.

No Event of Default or Potential Event of Default has occurred.

Signed

President
for and on behalf of
CRUDE CARRIERS CORP.

SCHEDULE 6

MANDATORY COST FORMULA

1
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3
The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01 300	per cent. per annum

where:

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules”  means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs”  means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)
“Participating Member State”  means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)           the jurisdiction of its lending office; and

(b)           any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8
The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12
The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with  any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

EXECUTION PAGE

BORROWER

SIGNED by	)
)
for and on behalf of	)
CRUDE CARRIERS	)
CORP.	)
in the presence of:	)

LENDERS

SIGNED by	)
)
for and on behalf of	)
NORDEA BANK FINLAND PLC,	)
LONDON BRANCH	)
in the presence of:	)

SIGNED by	)
)
for and on behalf of	)
SKANDINAVISKA ENSKILDA	)
BANKEN AB (PUBL))
in the presence of:	)

LEAD ARRANGERS

SIGNED by	)
)
for and on behalf of	)
NORDEA BANK FINLAND PLC,	)
LONDON BRANCH	)
in the presence of:	)

AGENT

SIGNED by	)
)
for and on behalf of	)
NORDEA BANK FINLAND PLC,	)
LONDON BRANCH	)
in the presence of:	)

SECURITY TRUSTEE

SIGNED by	)
)
for and on behalf of	)
NORDEA BANK FINLAND PLC,	)
LONDON BRANCH	)
in the presence of:	)